UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Stillwater Mining Company

(Name of Registrant as Specified In Its Charter)

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Frank McAllister

Chairman and Chief Executive Officer (center),

shown here with miners Ryan Stabio (left)

and Mike Kroll (right)

TO OUR

SHAREHOLDERS

The year 2012 was a tremendous year for Stillwater. We outperformed our plan in all respects and are in excellent position for an exceptional 2013. In particular, we are aggressively advancing our PGM growth initiatives at a time when most of our peers face significant operational and financial challenges.

2012 ANNUAL REPORT | 1

Letter continued

Our enthusiasm for 2013 (and beyond) is based on five simple facts:

1. Palladium market fundamentals are stronger than ever.

2. Our Montana-based PGM growth prospects are better than ever.

3. Our PGM reserve development is advancing dramatically.

4. We have outperformed on cash cost containment.

5. We are a mining industry leader in employee health & safety and in environmental matters.

Palladium market fundamentals are stronger than ever

First, palladium mine supply remains severely constrained and the Russian government inventory overhang now appears to be depleted. The impact of labor actions and cost escalation on the South African producers cannot be overstated, nor can the impact of the Russian inventory depletion.

Second, palladium’s superior value proposition to platinum (i.e., equivalent performance at a much lower cost) continues to drive critical market share gains in automotive catalytic converters. Palladium and platinum compete head-to-head in the market for gasoline catalytic converters — a market that platinum once completely dominated. As we’ve discussed before, just over two years ago the price of palladium traded up from about 25% of the price of platinum, to about 45%, as this market rivalry progressed.

Palladium is now the clear PGM-of-choice in gasoline catalytic converters, where its status as technological equal to platinum, including a one-for-one substitution ratio, has been firmly established. In fact, 2012 marked a watershed moment in which the global gasoline catalytic converter market finally became exclusively palladium-based. This is particularly noteworthy, as it is projected that over 80% of the 2013 global palladium supply will be needed just to meet the demand for palladium in catalytic converters. And, global sales of gasoline-powered vehicles are expected to grow by 25% over the next three years.

Palladium continues to see significant market share gains in diesel catalytic converters as well, with the technology here also supporting a one-for-one substitution ratio in the stages of a diesel catalytic converter where palladium can be utilized. Palladium now accounts for between 20% and 30% of diesel catalytic converter demand, up from less than 5% as recently as 2009.

In light of these market dynamics, we believe palladium’s pricing realignment relative to platinum (i.e., re-rating) has been solidified, and the rationale for still further migration toward pricing parity is hard to refute. The chart to the right illustrates this point.

Critically, palladium’s price re-rating has been instrumental in moving Stillwater to a low-cost position in the PGM industry, in addition to having a significant benefit to Stillwater’s current and future earnings.

Using the trailing two-year average palladium-to-platinum price ratio of 42%, Stillwater is one of the lowest-cost PGM producers in the world.

The price re-rating since late 2010 currently benefits Stillwater by about $120 million in cash flow per year.

With palladium demand steadily increasing in the face of severe supply growth constraints, we expect the price re-rating to continue moving further toward pricing parity with platinum, substantially further benefiting Stillwater.

This re-rating is significant not only to our competitive cost position and our earnings, but also benefits our share price. Our share price remains highly dependent on palladium price performance, with a correlation of approximately 89% during 2012. To that point, during 2012 palladium averaged $643 per ounce; our share price averaged $11.01. In January and February of 2013, palladium has averaged $731 per ounce; our share price so far has averaged $13.64.

Among other considerations, we believe such a strong pricing relationship makes it incumbent upon the Company to continue to champion palladium, even if it is necessary to stand alone in that effort. Our position as palladium’s sole champion comes to us by default — the other primary PGM companies produce platinum as their primary product; and, because the two metals compete head to head in the marketplace, these other producers focus solely on promoting platinum.

2 | STILLWATER MINING COMPANY

PALLADIUM'S RE-RATING TO PLATINUM CONTINUES



50%
40%
30%
20%
10%
0%
Average: 42%
STRUCTURAL SHIFT IN PGM MARKET
Average: 26%
1/03 7/03 1/04 7/04 1/05 7/05 1/06 6/06 12/06 6/07 12/07 6/08 12/08 6/09 12/09 6/10 12/10 6/11 12/11 6/12 12/12

STILLWATER'S SHARE PRICE AND PALLADIUM PRICE CORRELATION



SWC Share Price USD
Pd Price USD
$20
16
12
8
4
0
$850
750
650
550
450
350
1/12 2/12 3/12 4/12 5/12 6/12 7/12 8/12 9/12 10/12 11/12 12/12
SWC Share Price
Pd Price

We cannot overstate how critical the palladium price is to Stillwater's performance — and to our share price. Changes in our share price correlate very closely with the palladium price. (Statistically, changes in the palladium price accounted for 89% of the change in our share price during 2012.) The palladium price re-rating relative to platinum that began in 2010 benefited our 2012 cash flow by about $120 million. Moreover, the forces that drove that re-rating, narrowing the price gap between palladium and platinum, continue unabated. If the palladium price increases from 45% to 65% of the price of platinum — just a 20 percentage point increase — the impact at our current production levels will add about $120 million more to our annual cash flow — on top of the $120 million annual benefit we already have realized. This opportunity is at the core of our continuing efforts to champion palladium as the PGM of choice in a broad variety of applications.



K635 ED
ABB

2012 ANNUAL REPORT | 3

Letter continued

Our Montana-based PGM growth prospects are better than ever

We are particularly excited about our growth prospects in Montana. To that end, we are aggressively pursuing three highly strategic and attractive palladium-focused projects — Graham Creek, Far West and Blitz — which collectively will enable us to grow our production levels over the next few years and then to sustain our production at that increased level into the future. Importantly, we have the balance sheet strength to move forward on all three of these projects at an extremely opportune time when new PGM mine supply is otherwise likely to be significantly constrained.

Specifically, as we announced in early 2013, we expect to increase our annual mine production in Montana from 500,000 ounces in 2013 to 530,000 ounces by 2015 when the Graham Creek project comes on line. We expect to further increase production to 550,000 ounces in 2016 and 575,000 ounces in 2017 as the Far West project comes on line. This annual production number will then be topped up to 600,000 ounces once the Blitz project begins producing.

Complementing our Montana palladium growth story is our Montana-based PGM recycling business. Recycling of PGM catalysts remains a source of stable earnings and cash flow for us. Furthermore, we are poised to increase the recovery of PGMs in our recycling operations following the completion in late 2012 of modifications to our original smelting furnace, equipping it as a slag cleaning circuit.

Outside Montana, the Marathon project remains our key palladium priority. A final updated engineering study of Marathon is expected in the third quarter of 2013, and we remain optimistic about the attractiveness of the project to our overall PGM portfolio.

Graham Creek Project

A westward expansion adjacent to existing operations at the East Boulder Mine, the Graham Creek project now underway, will extend some 8,200 feet. Projected additional production upon completion: 30,000 ounces of PGMs annually.

Three expansion projects now in development at our Montana mining operations will, when complete, add approximately 100,000 ounces of sustainable mined PGM production annually — a 20% increase over current levels.

10,000 ft. (3,000 meters)

Graham Creek Project 8,000 ft. (2,400 meters)

East Boulder Mine 6,000 ft. (1,800 meters)

4,000 ft. (1,200 meters)

2,000 ft. (600 meters)

0

80,000 ft. W

(24,000 meters) 70,000 ft. W (21,000 meters) 60,000 ft. W (18,000 meters) 50,000 ft. W (15,000 meters) 40,000 ft. W (12,000 meters) 30,000 ft. W (9,000 meters)

4 | STILLWATER MINING COMPANY

Lastly, Altar continues to provide a low-cost insurance option for us with excellent resource potential upside, as our 2012 drilling results demonstrated. We are employing a highly disciplined exploration program there to prove out its upside in a prudent manner without diverting resources from our core PGM commitment.

Our PGM reserve development is advancing dramatically

We undertook significant activity in 2012 to increase the proven reserve base at both of our Montana mines. With an ore body as challenging as ours, this is extremely important in setting the framework to achieve stable year-in and year-out production.

At the Stillwater Mine, we increased our proven reserve ore tons by 20% and our ore ounces by 14%. A majority of the additional proven reserve came from our stope redesign in the upper west.

The redesign was a combination of incorporating a lower 0.2-ounce-per-ton (6.9-gram-per-Tonne) grade cutoff with positive results from mining beyond our prior stope limits. The Stillwater Mine’s proven and probable ore reserve life now stands at 19 years, even taking into consideration the future potential 45,000-ounce increase in annual production projected from the Far West project. This is up from a proven and probable ore reserve life of 18 years at the beginning of 2012. It is important to note that this increase in ore reserve life does not take into consideration further potential increases in our PGM resource expected as the Blitz project progresses. The Blitz project’s further upside represents an exciting opportunity in its own right for potential future reserve growth.

At the East Boulder Mine during 2012, we increased our proven reserve ore tons by 21% and our ore ounces by 24%. The increase in ore reserve was driven primarily by positive results from new drilling. In particular, probable reserve ore tons were increased 11% and ore ounces 12%,

Far West Project

Accessing relatively high PGM ore grades at the western end of the Stillwater Mine, the Far West project will accelerate incremental production there. Projected additional production upon completion: 45,000 ounces of PGMs annually.

Blitz Project

Blitz, our largest Montana project, will extend existing Stillwater Mine infrastructure over four miles eastward. Its development is expected to extend by decades the life of the Stillwater resource, increase overall mine production by a net 25,000 ounces of PGM production annually and, most critically, enable us to more than offset depletion in other parts of the mine and sustain our future production level at the increased level to which the Far West and Blitz projects will take us.

Far West Project

Stillwater Mine

Blitz Project

Exaggerated Vertical 2:1

20,000 ft. W

(6,000 meters)

10,000 ft. W

(3,000 meters)

0

10,000 ft. E

(3,000 meters)

20,000 ft. E

(6,000 meters)

30,000 ft. E

(9,000 meters)

2012 ANNUAL REPORT | 5

Letter continued

driven primarily by the extension of the Graham Creek project to the west. The East Boulder Mine’s proven and probable ore reserve life now stands at 66 years, taking into consideration the future potential 30,000-ounce increase in annual production expected from the Graham Creek project. This is up from a proven and probable ore reserve life of 59 years at the beginning of 2012.

We have outperformed on cash cost containment

In 2012, we reported total cash costs per ounce of palladium and platinum mined of $484. This compared to our guidance for 2012 of $500. While we are extremely pleased with this outcome, cost pressures persist and we project that our cash costs will continue increasing in 2013 to approximately $560 per ounce.

These cost pressures are reflective of several factors, some inherent to underground mining and others inherent to business. Such cost factors include the effect of the receding faces of our underground operations as our mines continually get deeper and the working areas continue to be farther from our mine entrances. We have reduced ore cut-off grades in some areas because of higher metal prices, with the effect of increasing both our available PGM resource and cost per ounce, as higher realized metal prices make it profitable to mine lower-grade ores. Also adding to cost are contractual wage increases and underlying inflation in materials costs.

A critical element to our growth plans and an additional component to our increased costs is the increased investment we are making in our miner training program to meet our expected workforce needs for the future. It is important to note that we are making the investments necessary to support the incremental PGM production we expect to bring on-line in the coming years. Once those incremental PGM ounces are on-line there is the potential for cash costs to actually decrease due to improved efficiencies of scale.

6 | STILLWATER MINING COMPANY

EXCELLENT COST MANAGEMENT*

Average Change in Cash Costs (2007-2012 Compound Annual Growth Rate)

25%

21%

20%

17%

15%

13%

15%

10%

8%

5%

0

Stillwater

North American Gold

South African PGMs

North American Silver

North American Base Metals

North American Base Metals, North American Silver, South African PGMs and North American Gold represent average change in cash costs for these groups between 2007 and 2012 (2012 numbers based on year end results where available otherwise represent Q3 2012 results).

*Compiled by a third party from company filings.

SOUTH AFRICAN PRODUCERS COMPARED TO STILLWATER

Platinum equivalent total cash costs and capital expenditures per ounce

Cost Per Pt. Equivalent Oz. (USD)

$3,000

2,500

STILLWATER MINING COMPANY

2,000

1,500

Pt Price @ $1,598/Oz.

1,000

Average SA Pt. Break-even price: $1,500/Oz.

500

0

0

1,000

2,000

3,000

4,000

5,000

6,000

7,000

Cumulative Pt. Equivalents (‘000 Oz.)

Note: Production and cost estimates are for calendar year 2012 and include SG&A. Metal prices and exchange rate of 1 USD = 8.8 ZAR as of 2/28/13.

Source: Company estimates, public filings

2012 ANNUAL REPORT | 7

Letter continued

While current PGM prices are beneficial to us, it is also important to remember that market circumstances drove the price of palladium abruptly lower twice over the last dozen years, forcing the Company to sharply curtail development expenditures and operating costs in order to remain viable. The first such instance began in late 2001, as the price of palladium collapsed over 27 months from nearly $1,100 per ounce to approximately $150 per ounce.

The more recent occurrence was in late 2008 when pricing dictated that we reduce development spending and costs, and strategically change our operating focus from one of trying to grow our annual production in order to achieve economies of scale, to sharply cutting back costs, seeking just to maintain production at a 500,000-ounce-per-year level, while stripping out the incremental costs being incurred in the effort to increase production. In essence, price dictated that we conserve our cash during 2009 and 2010. We then prudently increased spending on infrastructure and mine development in 2011 and 2012 in order to sustain a stable production profile and provide the foundation for future production growth.

Importantly, the types of cost pressures we face are prevalent throughout the mining industry. Over the past several years we have been able to better contain their impact on our production costs relative to others, as our cost increases have been less than those experienced by other North American miners and, more to the point, by our PGM industry peers in South Africa. Stillwater’s total cash costs per mined ounce for the period from 2007 through 2012 increased on average by about 8% per year. According to a third-party study over the same period, mining cash costs for North American gold producers were up on average by 13% per year, North American silver producers’ costs grew by 17% annually, and North American base metals producers saw average annual increases of 21%. Furthermore, over the same time period, costs for the South African PGM producers were up 15% per year.

On a related point, our comparative cash cost position relative to the South African PGM producers has improved significantly in the last two years. On a platinum equivalent cost per ounce basis, we are now one of the lowest cost primary PGM producers in the world. As discussed earlier in my letter, much of this has to do with the price re-rating of palladium to platinum. However, the significant labor and broader operational issues that the South African PGM producers have encountered in the past year have also been an important contributing factor. In short, while we are never pleased to see cost increases at our operations, we are very focused on mining in a safe, cost-efficient manner - both with respect to our current production and our growth initiatives.

We are a mining industry leader in employee health & safety and in environmental matters

First, I take great pride in the fact that 2012 was the safest year in the Company’s history, continuing a long-term trend of consistent improvement on this front.

This accomplishment is the result of numerous key initiatives we have put in place and implemented over the years, including a new initiative we adopted in 2012. This new initiative, which was formulated and sponsored by members of the National Mining Association, is called CORESafety. The CORESafety system integrates leadership and cultural changes designed to further improve safety performance. The stated objective of the program is to achieve zero fatalities and a 50% reduction in injury rates within five years (0:50:5) throughout the U.S. mining industry. In joining this initiative, Stillwater signed a CORESafety Pledge committing to the promotion and improvement of our safety performance.

Second, our miner training program which we reintroduced in late 2010 to address the shortage of skilled miners that we faced, continues to achieve excellent results. This program has been integral to our strong safety record and consistent operational performance the past few years and will be absolutely critical to our ability to grow production safely and efficiently in the coming years.

CORESAFETY

Committed to Excellence in Mining Safety

8 | STILLWATER MINING COMPANY

COMMITTED TO A SAFE WORK ENVIRONMENT

Stillwater and East Boulder Mines vs. National (all mines) Total Incidence Rate Comparison



15.00
12.00
9.00
6.00
3.00
0
14.26
8.67
8.38
8.92
5.76
4.35
3.89
3.87
3.66
4.69
4.20
3.75
3.47
4.59
4.28
3.99
3.81
3.59
3.61
3.28
3.15
3.04
2.72
2.56
2.45
2.34
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
Stillwater and East Boulder Mines Combined Total Incidence Rate
MSHA National All Mines Total Incidence Rate

Incidence rates through 12/31/12. Incidence rate measured as reportable incidents per 200,000 manhours worked. "All mines" as defined by MSHA include underground and surface extraction of metal, nonmetal, stone and sand/gravel minerals (excludes coal).



2012 ANNUAL REPORT | 9

10 | STILLWATER MINING COMPANY

Letter continued

Since October 2010, our miner training program has graduated 89 miners, including 38 in 2012. We expect to graduate approximately 50 miners from our miner training program in 2013 and for miner training to continue at that level for the next five years in support of our growth initiatives.

Of note, our training program requires a miner to be able to complete each facet of the mining cycle including powered haulage, mucking, bolting, drilling and blasting, all tasks that require the safe and efficient operation of a broad array of heavy equipment, as well as an in-depth understanding of the variety of mining methodologies employed at our operations. Given the logistics of our ore body and the narrow dimensions of the JM reef, our operations are not amenable to a “task mining” approach as is used at some other underground mining operations. As a result, it takes us three to five years to fully train an individual to become a safe and efficient Stillwater miner.

Third, I am pleased to announce that during 2012 we have published our first annual Stillwater Mining Company Sustainability Report. It is available on our website at www.stillwatermining.com and also in print upon request.

All of these above initiatives and efforts are reflective of our continued strong commitment to our employees, shareholders, local communities and the environment.

In particular, we adhere to the following key principles in operating the Company:

Our people are our greatest resource,

Our communities provide the life support for our operations,

Our operations are located in spectacular and sensitive settings that are worthy of protection,

Our metals are utilized in large part to provide a cleaner, healthier environment; therefore, we remain ever-committed to sustainable, environmentally responsible operations, and

Our adherence to ethical operations is a simple matter of integrity and doing the right thing.

Finally in Closing

Our Board membership has been significantly enhanced to help lead the Company going forward. Gary Sugar and George Bee, both of whom joined the board in late 2012, are exceptional, highly qualified individuals with extensive mining industry experience and expertise.

Also, of particular note, Michael Schiavone will be stepping down from the Board at the end of his term per the Company’s director retirement policy, having served on the Board for the last five years. We have greatly appreciated and valued Mike’s counsel and advice during his tenure on the Board.

In conclusion, I feel more optimistic with respect to Stillwater and the outlook for palladium generally than I have ever felt in my tenure as CEO of the Company. I am, and our management team and Board are, committed to our PGM-focused strategy and our pursuit of maximizing long- term shareholder value. We continue to have great relationships with our employees; the communities in which we operate; with our vendors and customers; our state and local elected officials; and the mining industry. We will continue to nurture these relationships.

Frank McAllister

Chairman and CEO

Stillwater Mining Company

March 20, 2013

2012 ANNUAL REPORT | 11